EXHIBIT 10.11.3

CONFIDENTIAL TREATMENT REQUESTED

Second Amendment to

Software Development and License and Services Agreement

This Second Amendment to Software Development and License and Services Agreement, as amended (the “Second Amendment”) is made and entered into by and between Microsoft Corporation (“Microsoft”) and Brightmail Incorporated (“Brightmail”) as of November 21, 2003 (“Amendment Effective Date”).

Recitals

The parties entered into that certain Software Development and License and Services Agreement bearing an Effective Date of June 20, 2002, as amended as of July 14, 2003 (“Agreement”).

Microsoft desires to submit Missed Spam Messages (as defined below) to Brightmail to enable Brightmail to create Rules and Rules Updates which will be made part of the Software.

The parties now desire to amend the Agreement on the terms and conditions provided herein.

Capitalized terms not defined herein shall have the respective meanings assigned to them in the Agreement.

The parties hereby agree:

Amendment

1. Definitions.

“Additional Capacity Services Effective Date” shall have the meaning as set forth in Section 3 of this Second Amendment.

“Day” shall mean any continuous 24-hour period.

“Missed Spam Message” shall mean a Spam message sent to the users of Microsoft Email Services that was not filtered b y the Filtering Functionality of the Software as of the date and time such Spam message was received by Microsoft.

“Missed Spam Services” shall mean the services offered under Sections 2 through 4 of this Second Amendment by Brightmail.

“Service Effective Date” shall mean the effective date of the Missed Spam Services for the Original Capacity, or Amendment Effective Date.

2. Missed Spam Submissions. Microsoft may submit to Brightmail up to * (*) Missed Spam Messages per Day (“Original Capacity”) at a subscription price of * dollars ($*) per year (“Original Capacity Subscription Fee”).

3. Additional Capacity. Microsoft shall have the option to purchase one block of add-on capacity of up to an additional * (*) Missed Spam Messages per Day (“Additional Capacity”) at a subscription price of * dollars ($*) per year (“Additional Capacity Subscription Fee”), provided that (1) Microsoft shall notify Brightmail in writing at least * (*) days prior to the first day Microsoft intends to submit such Additional Capacity (the first day after the expiration of such * (*) day period or such other longer period as set forth in Microsoft’s notice, the “Additional Capacity Service Effective Date”), and (2) the Original Capacity and any Additional Capacity in the aggregate shall not at any time exceed * (*) Missed Spam Messages per Day (“Maximum Capacity”). In the event Microsoft desires to submit Missed Spam Messages in excess of the Maximum Capacity, the subscription price and the effective date of such excess capacity shall be mutually agreed upon by the parties in good faith.

CONFIDENTIAL TREATMENT REQUESTED

4. Duties.

a.	Microsoft shall be solely responsible for the development and creation of a user interface to enable users of the Microsoft Email Services to submit Missed Spam Messages to Microsoft so Microsoft can group, sort and/or filter for relevance and quality of such messages prior to its submission to Brightmail.

b.	Brightmail will, within fifteen (15) days of the Amendment Effective Date, (i) create the infrastructure necessary to accept and process the Missed Spam Messages submitted daily by Microsoft in accordance with this Agreement, and (ii) notify Microsoft in writing upon completion of such infrastructure (the “Service Availability Date”). The mechanism by which Microsoft will submit Missed Spam Messages to Brightmail is via email attachment.

c.	Brightmail will determine, within its sole discretion, the appropriate Missed Spam Messages submitted by Microsoft that will be used to create Rules and Rules Updates. Any Rules and Rules Updates created and commercially released by Brightmail will become part of the Software.

d.	The parties will mutually agree in good faith the content of any period reports to be generated by Brightmail in connection with the Missed Spam Services.

5.	Term

a.	The term of this Second Amendment shall commence on the Amendment Effective Date and continue until the earlier of: (i) the date on which the Agreement expires or is terminated, or (ii) this Second Amendment is sooner terminated as otherwise set forth herein.

b.	Microsoft shall be permitted for any reason, or for no reason at all, to terminate this Second Amendment on thirty (30) days advance written notice to Brightmail.

c.	Upon any expiration or termination of the Agreement or this Second Amendment the terms of Section 6(d) and 7 of this Second Amendment shall survive.

6. Payment Terms

a.	Microsoft shall pay the Original Capacity Subscription Fee for the first year of the original Capacity within * (*) days after the Amendment Effective Date.

b.	Microsoft shall pay the Additional Capacity Subscription Fee for the first (full or partial) year of any Additional Capacity within * (*) days after the Additional Capacity Services Effective Date, such Additional Capacity Subscription Fee to be pro rated for the fraction of a year represented by the period of time from the Additional Capacity Services Effective Date to the earlier of: (i) the next anniversary of the Service Availability Date, (ii) the date on which this Second Amendment will expire, or (iii) the date on which this Second Amendment will terminate, if Microsoft has notified Brightmail in writing that it is electing to terminate this Second Amendment.

c.	Within * (*) days of each anniversary of the Service Availability Date Microsoft shall pay the Original Capacity Subscription Fee for the Original Capacity, and if the Additional Capacity Services have been elected the Additional Capacity Subscription Fee for the Additional Capacity, such fees to be pro rated for the remainder of the term in the, event that either: (i) this Second Amendment will expire prior to the next anniversary of the Service Availability Date, or (ii) Microsoft has notified Brightmail in writing that it is electing to terminate this Second Amendment prior to the next anniversary of the Service Availability Date.

d.

In the event that upon the expiration or termination of this Second Amendment Microsoft has paid Original Capacity Subscription Fees or Additional Capacity Subscription Fees, or both, for a term of Missed Spam

CONFIDENTIAL TREATMENT REQUESTED

Services beyond the actual expiration or termination date, Brightmail shall refund to Microsoft the unused portion of such fees within * (*) days of the actual expiration or termination date.

7. Ownership and Limitations on Use of Data.

a.	Except for Rules and Rules Updates which do not include any Missed Spam Messages in their entirety, Microsoft shall own the Missed Spam Messages and all intellectual property rights therein. All rights not explicitly granted by Microsoft are expressly reserved by Microsoft.

b.	Brightmail shall not permit any third party to see, access or otherwise use any of the Missed Spam Messages for any purpose. Notwithstanding the foregoing, for individual Missed Spam Messages that, in Brightmail’s reasonable judgment, are suspected to be fraudulent, Brightmail may disclose such Missed Spam Messages to judicial bodies or governmental agencies for the purpose of investigating or prosecuting such fraud, provided that no Information identifying the recipients of such Missed Spam Messages will be disclosed.

c.	Brightmail agrees that it will not file any applications for patent rights anywhere in the world with respect to any invention that is, (i) in whole or in part, derived from or based on Missed Spam Messages from the Microsoft Email Service, and (ii) such invention would not be capable of being developed but for Brightmail’s use of the Missed Spam Messages (“Missed Spam Message Invention”). Missed Spam Message Invention shall in no event include any invention that could be derived from, or based on, Third Party Messages (as defined below) (“Brightmail Invention”) so long as Brightmail could establish that such invention is a Brightmail Invention by internal documentation, regardless of whether (A) the Missed Spam Messages share the same or similar characteristics as the Third Party Messages, and/or (B) Brightmail has received or reviewed the Missed Spam Messages prior to the Third Party Messages, and/or (C) the invention was first conceived after Brightmail reviews the Missed Spam Messages. The term ‘Third Party Messages” shall mean any messages that are (1) in the possession of Brightmail other than in the form of the Missed Spam Messages, or (2) disclosed to Brightmail by any third parties other than Microsoft.

d.	Brightmail and Microsoft agrees that in the event of a breach of Section 7(c) above, Microsoft shall be entitled to, as Microsoft’s sole and exclusive remedy, injunctive relief against the enforcement by Brightmail against Microsoft or its distributors of Microsoft product or service of any patent claims that relate to the Missed Spam Messages Invention.

e.	The provisions of this Section 7 shall survive expiration or termination of the Agreement and this Second Amendment.

8. This Second Amendment amends, modifies and supersedes to the extent of any inconsistencies, the provisions of the Agreement. Except as expressly amended by this Second Amendment, the Agreement, as earlier amended by the First Amendment to Software Development and License and Services Agreement with an Effective Date of July 14, 2003, shall remain in full force and effect.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Agreement as of the date listed below. All signed copies of this Second Amendment to the Agreement are deemed originals. This Second Amendment is effective upon execution on behalf of Microsoft and Brightmail by their duly authorized representatives.

MICROSOFT CORPORATION		BRIGHTMAIL INCORPORATED

By	/s/ Blake Irving	By	/s/ Michael Irwin

Name (Print)	Blake Irving	Name (Print)	Michael Irwin

Title	Corporate VP	Title	CFO

Date	12/13/03	Date	21/11/03